Exhibit 10.4

AMENDMENT TO THE

STONE STREET BANCORP, INC.

STOCK OPTION PLAN

In accordance with the action taken on November 13, 2006, by the Compensation Committee of the Board of Directors of SunTrust Banks, Inc., Subsections 16(b) of the Stone Street Bancorp, Inc. Stock Option Plan is amended effective November 13, 2006, to read as follows:

(b) In the event that the Corporation shall declare and pay any dividend with respect to the Common Stock (other than a dividend payable in shares of the Corporation’s Common Stock or a regular quarterly cash dividend), including a dividend which results in a nontaxable return of capital to the holders of shares of Common Stock for federal income tax purposes, or otherwise than by dividend makes distribution of property to the holders of its shares of Common Stock, the Committee, shall make an appropriate adjustment, applied uniformly to all outstanding Options, in the exercise price per share of outstanding Options in such a manner as the Committee determines to be necessary to reflect the effect of the dividend or other distribution on the fair market value of a share of Common Stock.

IN WITNESS WHEREOF, SunTrust Banks, Inc. has caused this Amendment to be executed by a duly authorized officer as of the 15th day of November, 2006.

SUNTRUST BANKS, INC.		ATTEST:

By:	/s/ Mimi Breeden	By:	/s/ David A. Wisniewski
Title:	Corporate Executive Vice President	Title:	Group Vice President and Assistant Secretary